                         MENDOCINO BREWING COMPANY, INC.







                          CODE OF BUSINESS CONDUCT AND
                         STATEMENT OF ETHICAL STANDARDS








                            ADOPTED AS OF APRIL, 2004

           CODE OF BUSINESS CONDUCT AND STATEMENT OF ETHICAL STANDARDS



       This Code of Business Conduct and Statement of Ethical Standards (this "CODE") has been adopted by the Board of Directors of Mendocino Brewing Company, Inc. (the "COMPANY") in order to provide to the Company's officers, directors, employees, and consultants ("COMPANY PERSONNEL") a generally applicable statement of the basic standards and expectations that the Company holds applicable to all Company Personnel in the conduct of the Company's business and affairs. This Code is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. All Company Personnel are expected to read and become familiar with this Code and the standards it sets forth, and may be required, from time to time, to affirm their adherence to these standards by signing a Compliance Certificate.

I.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

       It is the policy of the Company to comply with all laws and regulations that are applicable to the Company's business and other activities. All Company Personnel must obey the law when acting within the scope of their duties or otherwise on the Company's behalf. Specifically, the Company is committed to compliance with all applicable laws, whether in the United States or abroad, that are related to the conduct of the Company's business, including but not limited to laws and regulations relating to:

       1. Brewing practices and all related health and safety laws and regulations;

       2.     Maintaining a safe and healthy work environment;

       3. Maintaining a workplace that is free from all improper forms of discrimination or harassment;

       4. Competition, marketing, and disclosure practices, including laws relating to labeling of contents, unfair restraints of trade, and other unfair trade practices;

       5.     Environmental laws and standards;

       6. Illegal payments to any government officials or political party representatives of any country; and

       7.     State and federal corporate and securities laws.

       All Company Personnel are prohibited from trading in the securities of the Company or any other company while in possession of material nonpublic information about the Company or such other company. In addition, Company Personnel are strictly prohibited from recommending, "tipping," or suggesting that anyone else trade in the securities of the Company or any other company on the basis of material nonpublic information. Violation of insider trading laws can result in fines and criminal penalties, in addition to disciplinary action by the Company.

II.    CONFLICTS OF INTEREST; CORPORATE OPPORTUNITIES

       No Company Personnel should be involved in any activity which creates or gives the appearance of a conflict of interest between their own personal interests and the interests of the Company or its shareholders. In particular, no Company Personnel may, without disclosure to and the explicit prior consent of the Company's Board of Directors, as provided in Section VI, below:

       1. Be a consultant to, or an officer, director, or employee of, or otherwise operate or have a material financial interest in, any outside business that manufactures or markets products or services in competition with the current or anticipated products and services of the Company (a "Competitor"), supplier, customer, or business partner of the Company;

       2. Seek or accept any personal loan or services from any Competitor, supplier, customer, or business partner of the Company;

       3. Be a consultant to, or an officer, director, or employee of, or otherwise operate, an outside business if doing so would materially interfere with his or her responsibilities to the Company;

       4. Use the Company's property, information, or position for personal gain; or

       5. Pursue a business opportunity that is in the Company's line of business without first presenting the opportunity to the Company.

       All Company Personnel shall notify the Company's Chief Executive Officer or Chief Financial Officer of the existence of any actual or potential conflict of interest.

III.   CONFIDENTIALITY; PROTECTION AND PROPER USE OF THE COMPANY'S ASSETS

       All Company Personnel shall maintain the confidentiality of information entrusted to them by the Company (including by other Company Personnel) or by its suppliers, customers, or business partners, unless such disclosure has been duly authorized by the Company or is legally required and an appropriate officer of the Company has been previously notified that such disclosure has been requested by an authorized person or governmental agency.

       Information coming within the limitations expressed above includes all of the following, whether such information relates solely to the Company or whether it relates to any Company customer, supplier, or business partner:

       1. Information marked "Confidential," "Private," "For Internal Use Only," or with similar legends;

       2. Technical or scientific information, and the results of any inspections, tests, or surveys, relating to past, current, or anticipated products, techniques, services, or research;

       3.     Business or marketing plans, results, or projections;

       4.     Earnings and other internal financial and production data;

       5.     Confidential personnel information of every kind;

       6. Information about or relating to suppliers and customers, including but not limited to price lists and lists of products and services obtained, bid on, or requested; and

       7. Other non-public information that, if disclosed, might be (a) of use to competitors, (b) harmful to the Company or to its suppliers, customers, or other business partners, or (c) of use to investors in making a decision to buy, hold, or sell the Company's securities.

       All Company Personnel are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company's assets in general. To ensure the protection of the Company's assets, all Company Personnel should:

       1. Exercise reasonable care to prevent theft, damage, or misuse of Company property;

       2. Promptly report the actual or suspected theft, damage, or misuse of Company property to a supervisor; and

       3. Safeguard all electronic programs, data, communications, and written materials from inadvertent access by others.

IV.    GOOD FAITH AND FAIR DEALING

       The Company is committed to conducting its business with integrity and in an honest and fair manner, and to sustaining a work environment that fosters mutual respect, openness, and individual integrity. Company Personnel are expected to deal honestly and fairly with the Company's customers, suppliers, Competitors, business partners, and other third parties. To this end, no Company Personnel shall:

       1. Make false or misleading statements about the Company or its Competitors to customers, suppliers, business partners, or other third parties;

       2. Solicit or accept from any person that does business with the Company, or offer or extend to any such person, cash in any amount or gifts, meals, or entertainment that could influence or reasonably give the appearance of influencing the Company's business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

       3. Solicit or accept any fee, commission, or other compensation for referring customers to third-party vendors; or

       4. Otherwise take unfair advantage of the Company's customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information, or any other unfair-dealing practice.

V.     ACCURATE AND TIMELY PERIODIC REPORTS AND OTHER PUBLIC COMMUNICATIONS

       Securities laws and Company policy require the prompt disclosure of accurate and complete information regarding the Company's business, financial condition, and results of operations. To this end, all Company Personnel should promptly report evidence of improper financial reporting, which may include:

       1. Financial results that seem inconsistent with the performance of underlying business transactions;

       2. Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices; and

       3.     Requests to circumvent ordinary review and approval procedures.

       The Company's senior officers and accounting employees have a special responsibility to ensure that all of the Company's financial disclosures are full, fair, accurate, timely, and understandable. Such Company Personnel must:

       1. Maintain a system of internal accounting controls that will ensure that all transactions are properly recorded and that material information about the Company is made known to management;

       2. Maintain books and records that accurately and fairly reflect the Company's transactions;

       3. Prohibit the establishment of any undisclosed or unrecorded funds or assets; and

       4. Comply with generally accepted accounting principles and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

VI.    REPORTING AND EFFECT OF VIOLATIONS

       All Company Personnel must report, in person or in writing, any known or suspected violations of this Code or of any applicable laws to the Company's Chief Executive Officer or Chief Financial Officer. The Company strictly prohibits any retaliation against any Company Personnel who act in good faith in reporting any such violation.

       The Company's Chief Financial Officer, or if so directed a Special Committee of the Board of Directors, will investigate any reported violations of this Code or of any applicable laws, and will oversee an appropriate response, including proposing and implementing corrective action and preventative measures. Company Personnel who violate any laws, governmental regulations, or this Code will face appropriate, case specific, disciplinary action, which may include demotion or discharge.

       The provisions of this Code may be waived only in extraordinary circumstances and on a case-by-case basis:

       1. For directors or executive officers, only by a resolution of the Company's Board of Directors or a committee of the Board authorized to make such determinations; and

       2. For all other Company Personnel, only by the Chief Financial Officer or a committee of the Board authorized to make such determinations.

       Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Company's securities are listed for trading, as and to the extent required by the rules of such exchange or association. Any change in or waiver of this Code for senior financial officers will be publicly disclosed as required by the Securities Exchange Commission (the "SEC"), as and to the extent required by the rules of the SEC.

VII.   ADMINISTRATION

       The Board of Directors has the primary responsibility for setting the Company's standards of business and ethical conduct, for drafting and implementing the Code, and for reviewing them from time to time as the Board deems appropriate in light of ongoing changes in the Company's legal and regulatory environment, evolving business practices in the industry, and applicable business and ethical standards in the United States and abroad. While the Board of Directors has primary responsibility for administering the Code, all Company Personnel are personally responsible for their individual compliance with the Code.

                             COMPLIANCE CERTIFICATE


       I have read, and I understand, the Company's Code of Business Conduct and Statement of Ethical Standards (the "CODE"), and I agree to adhere to the standards of conduct set forth in the Code with respect to all of my activities in connection with and on behalf of the Company. Further, I understand and agree that (a) I am personally responsible to make sure that I am aware of and in compliance with the Code and (b) any violation of the Code will subject me to appropriate disciplinary action, up to and including demotion or discharge.

       By signing this Certificate, I intend to certify to the Company that, except to the extent noted in the signed Statement of Exceptions attached to this Compliance Certificate, I am not in violation of the Code.



Dated:  _________, 20__




                                                 _______________________________
                                                 Please Sign Above

                                                 _______________________________
                                                 Please Print Your Name Above

                                                 _______________________________
                                                 Please Indicate Your Title
                                                 or Position Above



Please check one of the following boxes:


       / /   A Statement of Exceptions is attached.


      / /    No Statement of Exceptions is attached.